UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 11, 2005

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)	Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181
(305) 895-0304
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01

Entry into a Material Definitive Agreement.

On August 11, 2005, our Compensation Committee accelerated the vesting of 220,000 out-of-the-money stock options exercisable at $40.39 per share and 243,975 out-of-the-money stock options exercisable at $44.43 per share. At the time of approval, the price of our common stock was less than the exercise prices of the options.

The options were issued to key PharmaNet, Inc. executives in December 2004. 103,800 of the stock options exercisable at $44.43 per share are held by Mr. Jeffrey P. McMullen, who is the president and chief executive officer of PharmaNet. Mr. McMullen is also one of our executive officers and serves on our board of directors. One half of the options described above were to have vested in 2006 and the remainder were to have vested in 2007, subject to continued employment on each vesting date. In addition, each executive has agreed not to sell any shares of common stock issued as the result of options exercised prior to the original applicable vesting dates except to the extent necessary to pay SFBC the exercise price.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). SFAS No. 123(R) is effective for the Company beginning in the first quarter of fiscal 2006, and will require that compensation expense associated with stock options be recognized in the statement of earnings, rather than as footnote disclosure in the Company’s consolidated financial statements. The Company believes the maximum aggregate future expense that will be eliminated as a result of the acceleration of vesting of these options is approximately $2.8 million on a pre-tax basis. Ultimately, once we begin to implement Statement 123(R) on January 1, 2006, our accounting estimates for stock options may change.

The acceleration of the vesting of these options did not result in a charge based on accounting principles generally accepted in the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.
By:	/s/ DAVID NATAN
Chief Financial Officer

Date: August 15, 2005

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